June 3, 2013

Securities and Exchange Commission

100 F Street, N.W. Washington, D.C. 20549

Re: Marine Drive Mobile Corp.

We have read the statements of Marine Drive Mobile Corp. pertaining to our firm included under Item 4.01 of Form
8-K dated May 31, 2013 and agree with such statements as they pertain to our firm. Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC